Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR RELEASE

Choice Hotels: Alannah Don

Tel: 301.592.5154

Alannah.Don@choicehotels.com

Choice Hotels Elects Rent the Runway Chief Operating Officer Maureen Sullivan

to its Board of Directors

ROCKVILLE, Md. (Nov. 8) – Choice Hotels International, Inc. (NYSE: CHH), one of the world’s largest lodging franchisors, has elected Maureen Sullivan to its board of directors.

Sullivan, chief operating officer of Rent the Runway, and a former AOL and Google executive, brings a wealth of highly relevant experience to the Choice board, including business, innovation, branding, digital, engineering and e-commerce expertise.

“Maureen is a successful, solutions-driven executive whose work at some of the world’s top companies inspires and drives results for the business and its people, and we are very pleased that she is joining our board of directors,” said Stewart Bainum, Jr., chairman of the Choice Hotels Board of Directors.

Patrick Pacious, president and chief executive officer, Choice Hotels, further noted, “Maureen brings expertise in a high growth, operationally complex business that is engaging with consumers through both established and emerging channels. At Choice Hotels, we value the creativity and innovation driven by a culture built on diversity of thought, background and experience at all levels. Maureen’s unique perspective and skillset is a valuable addition to our company.”

As COO at Rent the Runway, Sullivan is responsible for accelerating growth across all areas of the business, and manages the customer experience, marketing, communications, user experience, creative, business development, and retail functions. Prior to her current role at Rent the Runway, Sullivan served as president of AOL.com and Lifestyle Brands, and oversaw all elements of the AOL.com experience, including programming, product, engineering, partnerships and operations. She also launched and ran MAKERS.com, a first-of-its kind video-platform, documentary film series, and conference dedicated to telling ground-breaking women’s stories. Earlier in her career, she held several other positions at AOL, including senior vice president of marketing and communications, where she led the company’s global rebranding, and served as chief of staff to AOL CEO Tim Armstrong. Sullivan began her career at Google, serving in several positions, including Chief of Staff to the Americas Advertising organization managing business planning and partnership development.

In addition to her new role on the Choice Hotels Board of Directors, Sullivan serves on the board of the non-profit, Network for Good. She is a graduate of Stanford University.

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About Choice Hotels

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest and most successful lodging franchisors in the world. With more than 6,900 hotels, representing more than 560,000 rooms, in over 40 countries and territories as of September 30, 2018, the Choice® family of hotel brands provide business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

© 2018 Choice Hotels International, Inc. All rights reserved.